Exhibit 2.1

Execution Version

AMENDMENT NO. 3 TO

AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 3 (this “Amendment”) to the Agreement and Plan of Merger, dated October 25, 2021 as amended by Amendment No. 1 dated December 14, 2021 and Amendment No. 2 dated January 4, 2022, by and among Dawson Geophysical Company (“Dawson”), Wilks Brothers, LLC (“Wilks”) and WB Acquisitions Inc. (“Merger Sub,” together with Dawson and Wilks, the “Parties”) (as so amended, the “Merger Agreement”), dated as of January 10, 2022 (the “Effective Date”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

RECITALS

WHEREAS, the Parties desire to amend the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and agreements contained herein and in the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Merger Agreement is hereby amended as follows.

Section 1.      Amendments.

(a) All references in the Merger Agreement to the “80% Minimum Condition” are hereby replaced with “66.67% Minimum Condition.”

(b) Section 2.01(a)(v) is hereby amended and restated to read as follows:

“(v) increase or decrease the percentage of Shares required to meet the 66.67% Minimum Condition above or below 66.67%; or”

(c) The final paragraph of Section 2.01(a) is hereby amended and restated to read as follows:

“For the avoidance of doubt, the parties acknowledge and agree that, upon the mutual agreement of Merger Sub and the Company, Merger Sub may amend or waive the 66.67% Minimum Condition (except for any amendment having the effect of increasing the percentage of Shares required to meet the 66.67% Minimum Condition above 66.67%) and close the Offer even if insufficient Shares have been tendered to meet the 66.67% Minimum Condition.”

(d) Section 2.01(c) is hereby amended and restated in its entirety to read as follows:

“(c)      Notwithstanding the foregoing or anything to the contrary set forth in this Agreement but subject to the remaining provisions of this Section 2.01(c), unless this Agreement shall have been terminated in accordance with Section 11.01, Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period otherwise required by the rules and regulations of the NASDAQ or Applicable Law and if, on the initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any of the Offer Conditions have not been satisfied or waived, then Merger Sub shall extend (and re-extend) the Offer and its expiration date beyond the initial Expiration Date or such subsequent date in accordance with the terms provided for herein; provided, however, that notwithstanding the foregoing, in no event shall Merger Sub be required to extend the Offer beyond the Offer End Date; and provided further, that in no event shall Merger Sub be permitted to extend the Offer beyond Offer End Date without the prior written consent of the Company. If, immediately prior to the expiration of the initial 20 Business Day period that the Offer is open, the number of Shares tendered in the Offer, together with the Shares then owned by Parent, Merger Sub and any other Affiliate or direct or indirect wholly-owned Subsidiary of Parent, represents at least 65% but less than 80% of the Shares then outstanding, then Merger Sub shall extend the Offer for one 10 Business Day extension, one successive 14 Business Day extension, and one successive four Business Day extension. If, following such extensions, the number of Shares tendered in the Offer, together with the Shares then owned by Parent, Merger Sub and any other Affiliate or direct or indirect wholly-owned Subsidiary of Parent, represents less than 80% of the Shares then outstanding, then Merger Sub shall extend the Offer for five Business Days such that the Offer shall expire on January 14, 2022 in an effort to reach the 66.67% Minimum Condition. If the 66.67% Minimum Condition is satisfied immediately prior to such expiration of the Offer, then Merger Sub shall, subject to the satisfaction of the other Offer Conditions, close the Offer and shall not further extend the Offer. If the 66.67% Minimum Condition or any other Offer Conditions have not been satisfied at such expiration of the Offer, the Offer will expire and Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within 24 hours of such termination), irrevocably and unconditionally terminate the Offer.

(e) Section 3.01 is hereby amended and restated in its entirety to read as follows:

“(a) If the Acceptance Time occurs, the Parent and the Company shall proceed with convening the Shareholder Meeting in order to seek approval of the Company Shareholder Approval Matters as promptly as practicable.

(b) Reserved.

(c) If the Acceptance Time does not occur, neither Parent nor the Company will be obligated to proceed with convening the Company Shareholder Meeting.”

(f) Article 9 is hereby amended to add a new Section 9.08 to read as follows:

“Section 9.08 Board Changes.

(a) Immediately prior to the Acceptance Time, Messrs. Stephen Jumper, Craig Cooper and Michael Klofas shall resign from the Board of Directors (the “Board Resignations”).

(b) Immediately prior to the Acceptance Time and immediately after the Board Resignations, the Board of Directors, pursuant to Section 3:8 of the Bylaws, shall have elected Matt Wilks, Sergei Krylov and Bruce Bradley to fill the vacancies in the Board of Directors created by the Board Resignations and shall have elected Mr. Matt Wilks to serve as Chairman of the Board (the “Board Appointments”).

(g) Paragraph (A) of Annex I is hereby amended and restated to read as follows:

“(A) Immediately prior to the expiration of the Offer (as the same may be required to be extended pursuant to the Agreement), there shall have been validly tendered in accordance with the terms of the Offer and not validly withdrawn, a number of Shares that, together with the Shares then owned by Parent, Merger Sub and any other Affiliate or direct or indirect wholly-owned Subsidiary of Parent, represents at least 66.67% of the Shares then outstanding (the “66.67% Minimum Condition”);”

(h) Annex I is hereby amended to add a new paragraph (J) to read as follows:

“(J) Stephen C. Jumper shall have irrevocably executed and delivered to the Company, Parent and Merger Sub the waiver attached hereto as Annex III.”

(i) Annex I is hereby amended to add a new paragraph (K) to read as follows:

“(K) Effective immediately prior to the Acceptance Time, the Board Resignations and the Board Appointments shall have occurred.”

Section 2.      No Other Amendments. The provisions of the Merger Agreement shall remain in full force and effect except as expressly amended and modified as set forth in this Amendment. The Merger Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects. In the event of a conflict between the terms of this Amendment and the terms of the Merger Agreement, the terms of this Amendment shall control.

Section 3.      Governing Law. THIS AMENDMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

Section 4.      Counterparts. This Amendment may be executed in any number of counterparts (including facsimile counterparts), each of which, when so executed and delivered, shall be deemed an original, and all of which together shall constitute a single instrument. Delivery of a copy of this Amendment bearing an original signature by facsimile transmission or by electronic mail in portable document format (PDF) or similar means of electronic delivery shall have the same effect as physical delivery of the paper document bearing the original signature.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment to be effective as of the Effective Date.

DAWSON GEOPHYSICAL COMPANY

By:	/s/ Stephen C. Jumper
Name: Stephen C. Jumper
Title: President and Chief Executive Officer

WILKS BROTHERS, LLC

By:	/s/ Farris Wilks
Name: Farris Wilks
Title: Manager

WB ACQUISITIONS INC.

By:	/s/ Matt Wilks
Name: Matt Wilks
Title: Director

Signature Page

Amendment No. 3 to the

Agreement and Plan of Merger